     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1999
                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ILLINOIS SUPERCONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                          36-3688459
    (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)

       451 KINGSTON COURT, MT. PROSPECT, ILLINOIS 60056, (847) 391-9400 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                EDWARD W. LAVES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ILLINOIS SUPERCONDUCTOR CORPORATION
       451 KINGSTON COURT, MT. PROSPECT, ILLINOIS  60056, (847) 391-9400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                            LAWRENCE D. LEVIN, ESQ.
                             Katten Muchin & Zavis
                             525 West Monroe Street
                            Chicago, Illinois 60661
                                 (312) 902-5200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE COMBINED PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT ALSO RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 (REG. NO. 333-56601), WHICH REGISTERED 11,592,000 SHARES OF THE REGISTRANT'S COMMON STOCK AND WAS DECLARED EFFECTIVE BY THE COMMISSION ON AUGUST 13, 1998.

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                         AMOUNT TO        OFFERING PRICE        AGGREGATE            AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE        OFFERING PRICE      REGISTRATION FEE

Common Stock, $.001 par value
    (including preferred stock purchase rights)          6,790,683 shares       $.6719(1)      $ 4,562,660 (1)        $1,269
Common Stock, $.001 par value (including
preferred stock purchase rights)                        11,592,000 shares (2)         (3)      $25,006,548 (3)        $7,457(4)
 Total                                                  18,382,683 shares (5)       --              --                $8,726

     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported by the Nasdaq National Market on April 26, 1999.
     (2) Represents the number of shares of Common Stock which were registered on the Registrant's Registration Statement on Form S-3 (Reg. No. 333-56601).
     (3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported by the Nasdaq National Market (1) on June 8, 1998 ($2.19) with respect to 11,418,515 of the shares and (2) on July 28, 1998 ($1.5625) with respect to 173,485 of the shares.
     (4) This fee has previously been paid by the Registrant.
     (5) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock issuable in connection with the shares registered for sale hereby by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the outstanding shares of Common Stock.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated April 29, 1999

                                   PROSPECTUS

                               18,382,683 Shares

                         [ILLINOIS SUPERCONDUCTOR LOGO]

                                   Common Stock

     This prospectus relates to the offer and sale from time to time of up to 18,382,683 shares of our common stock (including preferred stock purchase rights) by our stockholders specified in this prospectus under the caption "Selling Stockholder" or their pledgees, donees, transferees or other successors in interest. We will issue the shares upon conversion of senior convertible notes and exercise of certain warrants held by the selling stockholders. We will not receive any proceeds from the sale of such shares, but we will receive proceeds from the exercise of the warrants.

     Our common stock is traded on the Nasdaq National Market under the symbol "ISCO." On April 28, 1999, the closing price of our common stock as reported on the Nasdaq National Market was $0.6563 per share. Our principal executive offices are located at 451 Kingston Court, Mt. Prospect, Illinois 60056 and our telephone number at that address is (847) 391-9400.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is ___________, 1999

                                  RISK FACTORS
     Because we want to provide you with more meaningful and useful information, this prospectus contains, and incorporates by reference, certain forward-looking statements, as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that reflect our current expectations regarding our future results of operations, performance and achievements. We intend for such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects" "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth in the risks and uncertainties described below, which could cause our actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, any of these statements. We undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

     An investment in the shares of our common stock entails a high degree of risk. You should carefully consider the following risks and uncertainties, and all other information contained or incorporated by reference in this prospectus, before purchasing the shares of our common stock offered by this prospectus. Any of the following risks could materially adversely affect our business, operating results or financial condition and could result in a complete loss of your investment.

OUR SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS MAY NEVER ACHIEVE MARKET ACCEPTANCE
     Our radio frequency, or RF, filter products, which are based on our patented and proprietary high-temperature superconducting, or HTS, technology, have not been sold in very large quantities and a sufficient market may not develop for such products. Our RF filter products may not continue to meet the demanding product performance and reliability criteria set by cellular and Personal Communications Services, or PCS, service providers. Also, our products may not operate reliably on a long-term basis. Repeated or widespread quality problems could result in significant warranty expenses and/or the loss of customer confidence. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our business, operating results and financial condition.

WE HAVE A LIMITED OPERATING HISTORY; WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND MAY NEVER BE PROFITABLE
     We have only recently begun to generate significant revenues from the sale of our RF filter products and do not expect revenues to increase dramatically until we ship a significantly larger amount of our RF products. Accordingly, we have only a limited operating history upon which an evaluation of our business and prospects can be based. We must therefore be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of product commercialization.

     We have incurred substantial net losses in each year since our inception and expect to continue to incur operating losses through at least the end of 1999. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our RF filter products. In order to continue to grow revenues, we may be required to further reduce the prices of our products. In the event of further price reductions, we may not be able to reduce product costs sufficiently to achieve acceptable product margins. We may never achieve profitability or, if profitability is achieved, we may not sustain it.

INSUFFICIENT FUNDING MAY PREVENT COMMERCIALIZATION OF OUR PRODUCTS; WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN
     We will require substantial additional funds during the third quarter of 1999 to finance our product development, manufacturing, marketing and sales activities. If adequate financing is not available on acceptable terms when needed, we (1) will be required to substantially delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of our products or research and development programs or (2) may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or potential products that we would not otherwise relinquish. In particular, if we do not secure adequate financing prior to or during the third quarter of 1999, we will have to substantially reduce our operating plans in order to continue our operations beyond such date. This would materially adversely affect our business, operating results and financial condition and impair our ability to compete in the marketplace.

     The report of our independent auditors on our financial statements which are incorporated by reference into this prospectus contain an explanatory paragraph that states that we have suffered ongoing operating losses and do not currently have financing commitments in place to meet expected cash requirements through 1999. These matters raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Our outstanding debt instruments contain certain restrictions which may adversely impair our ability to obtain additional financing. See "We Currently Have Significant Indebtedness with Significant Restrictions" below. In addition, we currently have a limited number of unreserved authorized shares of our common stock available for future issuance in connection with financings. We plan to request that our stockholders approve an increase in the number of authorized shares at their upcoming annual meeting scheduled for June 1999. Failure to obtain this approval would limit our ability to raise sufficient funds to support our business plans. If we raise additional funds by issuing more common stock or securities convertible into or exercisable for common stock, our stockholders will probably suffer further dilution.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, IT WOULD BE MORE DIFFICULT FOR STOCKHOLDERS TO SELL SHARES OF OUR COMMON STOCK
     We currently do not meet the net tangible assets requirement for continued listing of our common stock for trading on the Nasdaq National Market. In addition, the closing price of our common stock as reported on the Nasdaq National Market has remained below $1.00 per share since March 31, 1999. Therefore, Nasdaq has recently notified us that our common stock is scheduled to be delisted for trading on the Nasdaq National Market. We have requested an oral hearing to appeal Nasdaq's determination. This will stay the delisting action pending a final decision by Nasdaq. Our appeal may not be successful and, therefore, our common stock may be delisted for trading on the Nasdaq National Market in the near future. Such delisting would have a material adverse effect on the trading market for our common stock and the liquidity of such market. It could also materially hinder our ability to obtain additional funding as needed, especially if we do not list our common stock for trading on another securities market or exchange soon after such delisting.

WE CURRENTLY HAVE SIGNIFICANT INDEBTEDNESS WITH SIGNIFICANT RESTRICTIONS
     As of March 31, 1999, our ratio of total debt to total capitalization was approximately 103%. Our indebtedness primarily consists of senior convertible notes held by the selling stockholders. The substantial degree to which we are leveraged may adversely affect our ability to finance our future operations, to compete effectively against better capitalized competitors and to withstand downturns in our business or the economy generally. Although our outstanding senior convertible notes currently permit, subject to certain restrictions, us to pay accrued interest on such securities in shares of our common stock, we may not be permitted to do so in the future. Our business may not generate sufficient cash flow, or we may not be able to raise sufficient additional funds, to pay such interest in cash which may cause the outstanding senior convertible notes to become due and payable immediately. In addition, the outstanding senior convertible notes contain restrictions that may adversely affect our ability to obtain additional equity or debt financing. Under the senior convertible notes, we are not permitted, without the prior approval of the holders of the senior convertible notes:


o to incur any additional indebtedness, other than pursuant to a working capital line of credit in an amount not to exceed $1 million or to trade creditors in the ordinary course of business;

o to create any lien, pledge, or encumbrance, subject to certain exceptions, on any of our assets;

o for so long as a significant portion of the senior convertible notes remain outstanding, to engage in certain sale or merger transactions, or to engage in certain other transactions which require the approval of our stockholders;

o to redeem, purchase or otherwise acquire any of our equity or debt securities which are junior in rights or preferences to the senior convertible notes; or

o to pay any dividend, other than in shares of common stock, with respect to such junior securities.


In addition, in the event that we fail to achieve break-even or positive operating income during the second quarter of 2000, the outstanding senior convertible notes may become immediately due and payable unless the holders agree to modify or waive such provision. Furthermore, for so long as the amount of our common stock issuable upon conversion of the senior convertible notes represents 5% or more of the total then outstanding shares of our common stock, the holders of the senior convertible notes have the right to designate two members for election to our Board of Directors.

OUR COMMON STOCK PRICE HAS FLUCTUATED, AND MAY CONTINUE TO FLUCTUATE, OVER A WIDE RANGE
     The market price of our common stock, like that of many other high-technology companies, has fluctuated significantly and is likely to continue to fluctuate in the future. Since January 1, 1998, the closing price of our common stock has ranged from a low of $0.63 per share to a high of $3.31 per share. We believe the following factors could cause the market price of our common stock to fluctuate significantly:


o actual or anticipated quarterly variations in our operating results as our products attempt to gain market acceptance;

o our funding requirements and the terms of additional equity or debt financings;

o announcements by us or competitors regarding the receipt of customer orders;

o the sale of a substantial number of shares of our common stock by the selling stockholders upon the conversion of a substantial portion of the senior convertible notes and/or the exercise of a substantial portion of the warrants;

o    changes in earnings estimates or recommendations by securities analysts;

o    results of our customer field trials;

o announcements by us or competitors of product developments, technological innovations or new collaborations;

o    the delisting of our common stock for trading on the Nasdaq National
     Market;

o    the settlement or resolution of our litigation;

o new government regulations applicable to the wireless telecommunications industry; and

o    general market conditions.


WE HAVE LIMITED EXPERIENCE IN MANUFACTURING, MARKETING AND SALES
     For us to be financially successful, we must manufacture our products in substantial quantities, at acceptable costs and on a timely basis. We have only produced limited quantities of our products for commercial installations and for use in development and customer field trial programs. Production of large quantities of our products at competitive costs present a number of technological and engineering challenges for us. We may be unable to manufacture such products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our products. We may be unable to make the transition to large scale commercial production successfully.

     We must further develop our marketing and sales force in order to effectively demonstrate the advantages of our products over more traditional products and competitive superconductive products. We may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of our products. If we enter into such agreements or relationships, we will be substantially dependent upon the efforts of others in deriving commercial benefits from our products. We may be unable to establish adequate sales and distribution capabilities, we may be unable to enter into marketing agreements or relationships with third parties on financially acceptable terms, and any third parties with whom we enter into such arrangements may not be successful in marketing our products.

THE WIRELESS TELECOMMUNICATIONS EQUIPMENT MARKET IS VERY COMPETITIVE
     In cellular and PCS telecommunications applications, we compete with conventional RF component manufacturers whose products are currently used by our potential customers. Many of these companies with which we compete have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Other emerging wireless technologies, including "smart antennas" and tower mounted amplifiers, may also provide protection from RF interference and offer enhanced range to cellular and PCS service providers at lower prices and/or superior performance. High performance RF filters may not become a preferred technology to address the needs of cellular and PCS service providers. Failure of our products to improve performance sufficiently, reliably, or at an acceptable price, to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies will have a material adverse effect on our business, operating results and financial condition.

     Although the market for superconductive electronics currently is small and in the early stages of development, we believe it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, we must:


o    continue to develop and maintain technologically advanced products;

o manufacture and market our products in commercial quantities, either alone or with third parties;

o    reduce production costs;

o    attract and retain highly qualified personnel; and

o obtain additional patent or other intellectual property rights protection for our technology and products.


We may be unable to achieve these objectives. Our failure to achieve these objectives would have a material adverse effect on our business, operating results and financial condition.

     During the fourth quarter of 1998, we implemented a new pricing strategy pursuant to which we reduced the prices for all of our products. Although sales of our products increased significantly during the fourth quarter of 1998, such sales growth may not be sustained over subsequent periods. Similarly, we may be unable to continue to reduce product costs sufficiently to achieve and maintain acceptable product margins.

WE MAY BE UNABLE TO MANAGE OUR GROWTH
     Our growth to date has caused, and will continue to cause, a significant strain on our management, operational, financial and other resources. Our ability to manage our growth effectively will require us to implement new, and improve our current, operational, financial, manufacturing and management information systems and better train, manage and motivate our employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on our financial performance in the next several fiscal quarters. If we receive substantial orders, we may have to expand our current facility, which could cause an additional strain on our management personnel and development resources. The failure of our management team to effectively manage growth could have a material adverse effect on our business, operating results and financial condition.

COMPETING TECHNOLOGIES MAY RENDER OUR PRODUCTS NONCOMPETITIVE OR OBSOLETE
     Our success will depend in large part upon our ability to keep pace with rapidly advancing superconducting technology, high performance RF filter design and efficient, low cost cryogenic technologies. The Federal Communications Commission, or FCC, has adopted rules that provide preferential licensing treatment for parties that develop communications services and technologies. Therefore, our development efforts may be rendered obsolete by the adoption of alternative solutions to current wireless operator problems or by technological advances made by others. In addition, other materials or processes, including other superconducting materials or fabrication processes, may prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by us.

WE CURRENTLY FOCUS ON THE WIRELESS TELECOMMUNICATIONS MARKET, BUT MAY PURSUE OTHER MARKET OPPORTUNITIES
     We have selected the wireless telecommunications market, in particular the cellular and PCS markets, as the first principal target market for our superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes us vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. In addition, the wireless telecommunications market is currently experiencing an increasing rate of consolidation among the largest wireless operators, which may cause a significant disruption and/or delay in the sales of our products. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on our business, operating results and financial condition.

     Because HTS product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those we have initially identified for our targeted markets. As a result, we may elect in the future to commit our resources to such other potentially more attractive market opportunities. Such election may require us to limit or abandon our current focus on developing, manufacturing, marketing and selling HTS products for cellular, PCS and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, PCS and other wireless telecommunications markets, and we may be unable to successfully address such risks.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, MANY OF WHICH HAVE LENGTHY SALES CYCLES
     To date, our marketing and sales efforts have focused on major cellular service providers in retrofit applications and, to a lesser extent, on PCS operators and cellular and PCS original equipment manufacturers. During 1998, sales to three of our customers accounted for over 88% of our total revenues for 1998. We expect that if our RF filter products achieve market acceptance, a limited number of wireless service providers and OEMs will account for a substantial portion of our revenue during any period. Sales of many of our RF filter products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of our products. Wireless service providers and our other customers are significantly larger than, and are able to exert a high degree of influence over, us. We must generally undergo lengthy approval and purchase processes with these customers, which can take up to a year or more. Customers' orders and the length of their approval and purchase processes are affected by a variety of factors, including:


  o    the complexity of the product involved and new product introductions;

  o    the continued consolidation among our customers or potential customers;

  o    regulatory issues affecting customers;

  o    end user demand for wireless services;

  o    customer budgeting cycles;

  o    inventory levels;

  o    customer integration requirements;

  o    competitive conditions; and

     o    general economic conditions.


The loss of one or more of our customers or our failure to attract new customers would have a material adverse effect on our business, operating results and financial condition. In addition, our inability to shorten customers' approval and purchase processes could have a material adverse effect on our business, operating results and financial condition.

WE DEPEND ON LIMITED SOURCES OF SUPPLY

     Certain parts and components used in our RF filter products, including substrates, vacuum components, and cryogenic refrigerators, are only available from a limited number of sources and involve long lead times. Our reliance on these limited source suppliers exposes us to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Business disruption, production shortfalls or financial difficulties of a limited source supplier could increase product costs or reduce or eliminate the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products on a timely basis. This could result in the cancellation of customer orders and have a material adverse effect on our business, operating results and financial condition.

     We have no guaranteed supply arrangements with our limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. In the event of increases in demand for our products, we may be required to stock certain long lead time parts to satisfy customer requirements and in anticipation of future orders. The failure of anticipated orders to materialize as forecasted could limit resources available for other important purposes or accelerate our requirement for additional funds. In addition, such excess inventory could become obsolete, which could materially adversely affect our business, operating results and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PATENTS

     Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any of our products are based. We believe that, since the discovery of HTS materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to HTS materials, including yttrium barium copper oxide, which is the principal HTS material in our present and currently proposed products, RF technologies and other products and technologies that we are pursuing. The claims in those patents often appear to overlap and there are interference proceedings pending in the U.S. Patent and Trademark Office, not currently involving us, regarding rights to inventions claimed in some of the HTS materials patent applications. We believe there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by us. In any such case, to avoid infringement, we would have to either license such technologies or design around any such patents. We may be unable to obtain licenses to such technologies or, if obtainable, such licenses may not be available on terms acceptable to us or we may be unable to successfully design around these third-party patents.

     The patent applications filed by us or by our licensors may not result in issued patents or the scope and breadth of any claims allowed in any patents issued to us or our licensors may not exclude competitors or provide competitive advantages to us. In addition, patents issued to us, or our licensors, may not be held valid if subsequently challenged or others may claim rights in the patents and other proprietary technologies owned or licensed by us. Others may have developed or may in the future develop similar products or technologies without violating any of our proprietary rights. Furthermore, our loss of any license to technology that we now have or acquire in the future may have a material adverse effect on our business, operating results and financial condition. Participation in litigation or patent office proceedings in the U.S. or other countries may be necessary to enforce patents issued or licensed to us, to defend against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of us and others. Such litigation could result in substantial cost to us and diversion of our efforts. An adverse outcome in any such proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties and/or require us to cease using certain technologies. This could have a material adverse effect on our business, operating results and financial condition.

OUR PRODUCTS AND OPERATIONS MUST COMPLY WITH GOVERNMENT REGULATIONS
     The operation of base stations is subject to FCC licensing and the radio equipment into which our products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. Our ability to sell our wireless telecommunications products is dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to base station equipment manufacturers and to base station operators, the characteristics, quality and reliability of our base station products must meet FCC technical standards. Any failure to meet such standards or delays by base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on our business, operating results and financial condition. In addition, HTS RF filters are on the U.S. Department of Commerce's export regulation list. Therefore, exportation of such RF filters to certain countries may be restricted or subject to export licenses.

     We use certain hazardous materials in our research, development and manufacturing operations. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require us to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. Our operations, business or assets could be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In addition, there is the risk of accidental contamination or injury from hazardous materials. In the event of an accident, we could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that we could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed our resources or otherwise have a material adverse effect on our business, results of operations and financial condition.

THE LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS
     Our success will depend in large part upon our ability to attract and retain highly qualified management, administrative, manufacturing, marketing, sales and research and development personnel. Due to the specialized nature of our business, it may be difficult to locate and hire qualified personnel. The loss of services of any of our executive officers or other key personnel, or our failure to attract and retain other executive officers or key personnel, could have a material adverse effect on our business, operating results and financial condition.

OUR SINGLE FACILITY MAKES US SUSCEPTIBLE TO BUSINESS INTERRUPTIONS

     Our primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mt. Prospect, Illinois. Any material disruption in our operations, whether due to fire, flooding, natural disaster, power loss or otherwise, would have a material adverse effect on our business, operating results and financial condition.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE NEW FUNDS IN EQUITY OFFERINGS

     Excluding shares which may be issued as interest, an aggregate of at least 16,515,556 shares of our common stock registered for public resale pursuant to this prospectus are issuable upon conversion of outstanding senior convertible notes and exercise of outstanding warrants held by the selling stockholders, which equals approximately 132% of our common stock outstanding as of April 15, 1999. Almost all of our currently outstanding shares of common stock are registered for sale in the public market under the Securities Act. The sale of a substantial number of shares of our common stock by us or the selling stockholders upon the conversion of a substantial portion of the senior convertible notes and/or the exercise of a substantial portion of the warrants, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. In addition, any such sale or such perception could make it more difficult for us to raise capital through future sales of equity securities at a time and price that we deem appropriate.

WE HAVE PROVISIONS THAT COULD DISCOURAGE TAKEOVER ATTEMPTS

     We have certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of us. For example, we have a stockholders rights plan that, by substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our stockholders. In addition, our certificate of incorporation and by-laws contain provisions that include:

     o a requirement that stockholder action may be taken only at stockholders' meetings;

     o the authority of our Board of Directors to issue series of our preferred stock with such voting rights and other powers as our Board of Directors may determine;

     o notice requirements in our by-laws relating to nominations to our Board of Directors and to the raising of business matters at stockholders' meetings; and

     o the classification of our Board of Directors into three classes, each serving for staggered three-year terms.

In addition, the outstanding senior convertible notes held by the selling stockholders contain provisions which allow them to significantly influence most matters which would require stockholder approval, including many change of control transactions. The interests of the holders of senior convertible notes could conflict with the interests of our stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of two registration statements we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statements or the exhibits to the registration statements. For further information about us, please see the complete registration statements. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statements for complete copies of these documents.

     We are subject to the information requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statements and all of their exhibits, at the following SEC public reference rooms:


 450 Fifth Street, N.W.   Seven World Trade Center      Citicorp Center
 Judiciary Plaza          Suite 1300                    500 West Madison Street
 Room 1024                New York, NY 10048            Suite 1400
 Washington, D.C. 20549                                 Chicago, IL 60661



     You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statements of which this prospectus forms a part, are also available from the SEC's Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may also inspect and copy our SEC filings, including the complete registration statements of which this prospectus forms a part, at the offices of The Nasdaq Stock Market located at 1735 K Street, N.W., Washington, D.C. 20006-1500.

     The SEC allows us to "incorporate by reference" into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained, or other information earlier incorporated by reference, in this prospectus.

     We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act:

     1. The Annual Report on Form 10-K for our fiscal year ended December 31, 1998;

     2. The Current Reports on Form 8-K and Form 8-K/A dated March 31, 1999 and the Current Report on Form 8-K dated April 28, 1999;

     3. The description of our common stock contained in our registration statement on Form 8-A filed August 23, 1993 pursuant to Section 12 of the Securities Exchange Act and all related amendments and reports we file for the purpose of updating such description; and

     4. The description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed February 12, 1996 pursuant to Section 12 of the Securities Exchange Act and all related amendments and reports we file for the purpose of updating such description.

This prospectus will also incorporate by reference any of our future SEC filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated. The documents incorporated by reference may be obtained through the SEC and are also available from us without charge. You may obtain documents incorporated by reference in this prospectus by telephoning us at
(847) 391-9400 or writing us at the following address:

                               Corporate Secretary
                               Illinois Superconductor Corporation
                               451 Kingston Court
                               Mt. Prospect, Illinois  60056

     Our Web site is located at http://www.ilsc.com. Information contained in our Web site is not a part of this prospectus.



                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders. If and when the selling stockholders exercise their warrants, we will receive any proceeds from the sale of the up to 5,460,000 shares to be issued to the selling stockholders. If the warrants are exercised in full and paid for in cash, we will receive $12,423,000. We intend to use such proceeds for working capital and other general corporate purposes, including funding of our product development programs, expansion of our sales and marketing efforts, and acquisition of manufacturing equipment.

                              SELLING STOCKHOLDERS

     The following table lists certain information, as of April 15, 1999, regarding the beneficial ownership of our outstanding common stock by each of the selling stockholders, both before the offering of the shares and as adjusted to reflect the sale of the shares. The 18,382,683 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Number of Shares Being Offered" include (1) 11,055,561 shares which may in the future be issued to the selling stockholders upon conversion of $13.65 million aggregate face principal amount of our senior convertible notes,
(2) 1,867,122 shares which may in the future be issued to the selling stockholders as interest on the notes and (3) 5,460,000 shares which may in the future be issued to the selling stockholders upon exercise of warrants.


                                 Shares
                              Beneficially
                              Owned Prior         Number of Shares         Beneficial Ownership
Name of Selling Stockholder   to Offering         Being Offered (1)         After Offering (2)
---------------------------  --------------       -----------------        --------------------
                                                                          Number of
                                                                           Shares       Percent
                                                                          ---------     -------
Alexander Finance, LP            6,572,593 (3)    7,223,561  (3)(4)           --           --(5)
Elliott Associates, L.P.         4,125,264 (6)    4,514,727  (6)(7)         17,391         * (8)
Westgate International, L.P.     4,125,262 (9)    4,514,725  (7)(9)         17,391         * (8)
State Farm Mutual Automobile
Insurance Company                1,812,027(10)    1,737,384(10)(11)        225,000         * (8)
Spring Point Partners, L.P.        363,001(12)      364,265(12)(13)         11,375         * (8)
Spring Point Offshore Fund          30,673(14)       28,021(14)(15)          3,625         * (8)

*    Less than 1%.
(1) Represents the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, the registration statements of which this prospectus is a part also cover any additional shares of our common stock which become issuable in connection with the such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2) Assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties. Each selling stockholder may sell all, part or none of its shares.
(3) Includes (a) 4,345,680 shares of our common stock issuable upon conversion of $5,333,333 principal amount of the notes, (b) 93,580 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 2,133,333 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(4) Includes 650,968 additional shares of our common stock issuable as interest on the notes if the entire principal amount of the notes is held to maturity and such interest is fully paid in shares of our common stock.
(5) Pursuant to the notes and warrants, such selling stockholder cannot convert its notes or exercise its warrants to the extent such conversion and/or exercise would cause the number of shares of our common stock beneficially owned by such selling stockholder and its affiliates, other than shares deemed beneficially owned through ownership of unconverted notes and unexercised warrants, to exceed 4.9% of the then issued and outstanding shares of our common stock following such conversion and/or exercise.
(6) Includes (a) 2,716,051 shares of our common stock issuable upon conversion of $3,333,334 principal amount of the notes, (b) 58,488 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 1,350,725 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(7) Includes 406,854 additional shares of our common stock issuable as interest on the notes if the entire principal amount of the notes is held to maturity and such interest is fully paid in shares of our common stock. Excludes 17,391 shares of our common stock issuable upon exercise of the warrants, which shares are registered for public resale pursuant to another prospectus.
(8) Pursuant to the notes and warrants, such selling stockholder cannot convert its notes or exercise its warrants to the extent such conversion and/or exercise would cause the number of shares of our common stock beneficially owned by such selling stockholder and its affiliates, other than shares deemed beneficially owned through ownership of unconverted notes and unexercised warrants, to exceed 9.9% of the then issued and outstanding shares of our common stock following such conversion and/or exercise.

(9) Includes (a) 2,716,050 shares of our common stock issuable upon conversion of $3,333,333 principal amount of the notes, (b) 58,488 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 1,350,724 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(10) Includes (a) 1,044,446 shares of our common stock issuable upon conversion of $1,300,000 principal amount of the notes, (b) 22,581 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 520,000 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(11) Includes 150,357 additional shares of our common stock issuable as interest on the notes if the entire principal amount of the notes is held to maturity and such interest is fully paid in common stock.
(12) Includes (a) 216,667 shares of our common stock issuable upon conversion of $325,000 principal amount of the notes, (b) 4,959 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 130,000 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(13) Includes 12,639 additional shares of our common stock issuable as interest on the notes if the entire principal amount of the notes is held to maturity and such interest is fully paid in shares of our common stock.
(14) Includes (a) 16,667 shares of our common stock issuable upon conversion of $25,000 principal amount of the notes, (b) 381 shares of our common stock issuable as interest on the notes within 60 days after April 15, 1999 and (c) 10,000 shares of our common stock issuable upon exercise of the warrants. At our option, we may pay interest on the notes in cash or shares of our common stock.
(15) Includes 973 additional shares of our common stock issuable as interest on the notes if the entire principal amount of the notes is held to maturity and such interest is fully paid in shares of our common stock.




     Mark Brodsky, an employee of a company under common management with Elliott Associates, L.P. and Westgate International, L.P., served as a director on our Board of Directors from June 1998 to March 1999. Howard Hoffmann has served as a director on our Board of Directors since July 1998. Messrs. Brodsky and Hoffmann were designated as nominees for election to our Board of Directors by the selling stockholders pursuant to the terms of a securities purchase agreement, as amended, between the selling stockholders and us.

                              PLAN OF DISTRIBUTION

     Pursuant to registration rights agreements dated as of May 15, 1998 and March 31, 1999, by and between us and the selling stockholders, we agreed to register for public resale shares of our common stock which may in the future be issued to the selling stockholders, or their pledgees, donees, transferees or other successors in interest, upon the conversion of the notes, as accrued interest on the notes and/or upon exercise of the warrants. The registration statements of which this prospectus is a part, including our registration statement on Form S-3 (Reg. No. 333-56601) declared effective by the SEC on August 13, 1998, have been filed with the SEC pursuant to the registration rights agreements. We have agreed to use our best efforts to keep each registration statement effective for a period of four years commencing on the effective date of the applicable registration statement, or a shorter period if all of such shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the four-year period. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

     The notes provide that if any one of several enumerated events occurs, including:


     o the registration statements of which this prospectus is a part cease to be effective prior to expiration of the above-mentioned effectiveness period;

     o failure of the shares to be registered or qualified for sale pursuant to the securities laws of applicable states;

     o suspension of trading of our common stock on the Nasdaq National Market for more than three consecutive trading days or delisting of our common stock from the Nasdaq National Market, unless such delisting is due to our failure to satisfy the net tangible assets or minimum bid price maintenance requirements of the Nasdaq National Market or unless our common stock is listed on another national market or exchange within three trading days; and

     o    suspension of a selling stockholder's rights to convert its notes,


then the conversion price of the notes will be decreased by 2.5% for each monthly anniversary of such event until the earlier to occur of the second month anniversary of the event and the curing of such event. After the second month anniversary, each selling stockholder, at its option, may instead receive 2.5% of the outstanding principal of its notes for each month thereafter until the applicable event is cured. If the event is not cured by the third month anniversary, each selling stockholder has the option to require us to redeem its notes.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the shares of our common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:


     o on any national securities exchange or market on which our common stock may be listed at the time of sale, including the Nasdaq National Market;

     o    in the over-the counter market;

     o through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    through options, swaps or derivatives;

     o    in privately negotiated transactions;

     o    in transactions to cover short sales; and

     o    through a combination of any such methods of sale.


The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

     We are required to pay all fees and expenses incident to the registration of the shares of our common stock, including fees and disbursements, not to exceed an aggregate of $5,000, of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares of our common stock, they are required to comply with the anti-manipulative provisions of Regulation M under the Securities Exchange Act.


                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares offered by the selling stockholders will be passed upon for us by William M. Kochlefl, Esq., our Vice President, General Counsel and Secretary.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedules included in our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     If it is against the law in any state to make an offer to sell the shares, or to solicit an offer from someone to buy the shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person. You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS

                                                         PAGE

                 Risk Factors...........................    2

                 Where You Can Find More Information....   11

                 Use of Proceeds........................   12

                 Selling Stockholders...................   13

                 Plan of Distribution...................   15

                 Legal Matters..........................   17

                 Experts................................   17


                         [ILLINOIS SUPERCONDUCTOR LOGO]


                               18,382,683 Shares

                                  Common Stock


                                   __________

                                   PROSPECTUS
                                   __________




                                __________, 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by us in connection with the issuance and distribution of our common stock pursuant to the prospectus contained in this registration statement. We will pay all of these expenses. All amounts are estimates except the SEC registration fee and the Nasdaq National Market listing fee.


                                                            Approximate
                                                               Amount
                                                            -----------
     Securities and Exchange Commission registration fee        $ 1,269
     Nasdaq National Market listing fee                          17,500
     Accountants' fees and expenses                               5,000
     Legal fees and expenses                                     15,000
     Miscellaneous expenses                                       1,231
       Total                                                    $40,000
                                                            ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of our Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we shall not be obligated to indemnify any such person
(1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' and officers' liability insurance if available on reasonable terms.

     In addition, Article 8 of our Certificate of Incorporation provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

     The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

     Under a registration rights agreement, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us and our directors, our officers, and certain control persons against, certain liabilities and expenses incurred in connection with the registration statement, including with respect to their respective obligations under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 3.1  Certificate of Incorporation of the Company, as amended, incorporated by reference to
      Exhibit 3.1 to the Company's Registration Statement on Form S-3/A filed with the SEC on
      August 13, 1998 (Reg. No. 333-56601) (the "August 1998 S-3").
 3.2  Bylaws of the Company, incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the
      Company's Registration Statement on Form S-1 filed with the SEC on October 23, 1993 (Reg.
      No. 33-67756) (the "IPO Registration Statement").
 4.1  Specimen stock certificate representing Common Stock, incorporated by reference to
      Exhibit 4.1 to the IPO Registration Statement.
 4.2  Form of 2% Senior Convertible Note due May 15, 2002, incorporated by reference to Exhibit
      4.1 to the August 1998 S-3.
 4.3  Form of Warrant dated May 15, 1998, incorporated by reference to Exhibit 4.3 to the
      August 1998 S-3.
 4.4  Rights Agreement dated as of February 9, 1996, by and between the Company and LaSalle
      National Trust, N.A., filed as the Exhibit to the Company's Registration Statement on
      Form 8-A, filed February 12, 1996, and incorporated herein by reference.
 4.5  Securities Purchase Agreement dated as of May 15, 1998, by and between the Company and
      Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP, State Farm
      Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point
      Offshore Fund incorporated by reference to Exhibit 4.5 to the August 1998 S-3.
 4.6  Registration Rights Agreement dated as of May 15, 1998, by and between the Company and
      Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP, State Farm
      Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point
      Offshore Fund, incorporated by reference to Exhibit 4.6 to the August 1998 S-3.
 4.7  Form of 6% Senior Convertible Note due May 15, 2002, incorporated by reference to Exhibit
      4.18 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31,
      1998 (the "1998 10-K").
 4.8  Form of Warrant dated May 31, 1999, incorporated by reference to Exhibit 4.19 to the 1998
      10-K.
 4.9  Securities Purchase Agreement dated as of March 31, 1999, by and between the Company and
      Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP and State
      Farm Mutual Automobile Insurance Company, incorporated by reference to Exhibit 4.20 to the 1998 Form 10-K.
 4.10 Registration Rights Agreement dated as of March 31, 1999, by and between the Company and
      Elliott Associates, L.P., Westgate International, L.P., Alexander Finance, LP and State
      Farm Mutual Automobile Insurance Company, incorporated by reference to Exhibit 4.21 to the 1998 Form 10-K.
 4.11 Amendment to Securities Purchase Agreement dated as of March 31, 1999, by and between the
      Company and Elliott Associates, L.P., Westgate International, L.P., Alexander Finance,
      LP, State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and
      Spring Point Offshore Fund, incorporated by reference to Exhibit 4.22 to the 1998 Form
      10-K.
 5    Opinion of William M. Kochlefl, Esq. as to the legality of the securities being registered (including consent).
 23.1 Consent of Ernst & Young LLP.
 23.2 Consent of William M. Kochlefl, Esq. (contained in his opinion filed as Exhibit 5 hereto).
 24   Power of Attorney (included on the signature page hereto).

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Prospect, State of Illinois on the 29th day of April, 1999.

                              ILLINOIS SUPERCONDUCTOR CORPORATION

                              By:  /S/ EDWARD W. LAVES
                                 -------------------------------------------
                                   Edward W. Laves,
                                   President and Chief Executive Officer

                               POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Edward W. Laves and William M. Kochlefl and each of them his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 (including registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and all amendments thereto) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on April 29, 1999 in the capacities indicated.


            Signature                             Title
---------------------------------   ----------------------------------------
      /S/ EDWARD W. LAVES           Chairman of the Board, President and Chief Executive
---------------------------------   Officer (Principal Executive Officer)
        Edward W. Laves

     /S/ KENNETH E. WOLF            Controller and Treasurer (Principal Financial and
---------------------------------   Accounting Officer)
        Kenneth E. Wolf

    /S/ HOWARD HOFFMANN
---------------------------------
        Howard Hoffmann             Director

    /S/ ROBERT D. MITCHUM
---------------------------------
       Robert D. Mitchum            Director

    /S/ TERRY S. PARKER
---------------------------------
        Terry S. Parker             Director

      /S/ TOM L. POWERS
---------------------------------
         Tom L. Powers              Director

                               INDEX TO EXHIBITS


Exhibit
Number                                   Exhibit
------   --------------------------------------------------------------------
 5       Opinion of William M. Kochlefl, Esq. as to the legality of the securities being registered (including consent).
23.1     Consent of Ernst & Young LLP.
23.2     Consent of William M. Kochlefl, Esq. (contained in his opinion filed as Exhibit 5 hereto).
24       Power of Attorney (included on the signature page hereto).